Note Regarding this Exhibit:  This document provides a written description of an oral contract entered into between OneUp Innovations, Inc. and Downshire Capital on March 11, 2009.

Parties:

Downshire Capital Inc
1980 Sherbrooke West, Suite 1110
Montreal, PQ H3H 1E8

OneUp Innovations, Inc. (the “Company”)
2745 Bankers Industrial Drive
Atlanta, GA 30360

Date:

March 11, 2009

Material Terms:

Downshire Capital Inc, agreed to accept 2.5% of the amount raised by the Company in a private placement, in stock, for making an introduction of Hope Capital, Inc. to the Company  It was further agreed that the stock he received as a finders’ fee would be shared with Artfield Investments, Inc., the party that introduced the Company to Downshire Capital Inc.